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3COM CORPORATION

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Filed by 3Com Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: 3Com Corporation
Commission File No.: 000-12867
This filing consists of a letter from Edgar Masri, Chief Executive Officer of 3Com Corporation (“3Com”), dated September 28, 2007, to 3Com employees.

To: From: Subject: Date:	All Employees Edgar Masri Strategic Announcement September 28, 2007
Last night, the 3Com Board of Directors made a strategic decision that helps accelerate our quest to become a global networking leader. We have entered into an agreement to be acquired by affiliates of Bain Capital Partners, LLC, one of the largest and most respected private equity firms in the world, for $2.2 billion, or $5.30 per share in cash. As part of this transaction, affiliates of Huawei Technologies will acquire a minority interest in the company and become a commercial and strategic partner of 3Com.
We believe this transaction provides excellent value for our stockholders as this represents a 44 percent premium over our stock price at yesterday’s market close. Upon completion of this transaction, 3Com will become a private company. This will enable us to increase our focus on our long-term strategic objectives rather than the intensive quarterly focus required of publicly traded companies. Huawei’s participation in this transaction also aligns one of the world’s largest technology companies with the long-term success of 3Com.
Bain Capital is a global firm based in Boston with offices in Hong Kong, Shanghai, Tokyo, London, Munich and New York, and, has a proven track record of investing in high-potential companies and helping them unlock value by providing strong financial resources and strategic insight. This significant investment in our company validates the tremendous opportunity for growth that lies ahead, and Bain Capital is committed to helping 3Com build a global networking franchise.
We expect this transaction to be completed by the first quarter of calendar year 2008, as it requires shareholder and regulatory approval and the satisfaction of certain customary closing conditions. In the meantime, we need each of you to remain focused on serving customers and executing such key initiatives as driving profitable revenue growth, delivering OSN solutions, and enhancing our go-to-market approach.
I look forward to discussing this with you at the all hands meeting later today. Answers to some of the questions you may have are included below.
Thank you for your support and dedication to the success of our company.
Regards,

Edgar

What is 3Com announcing today?
•	Today we announced that 3Com has entered into a definitive agreement under which 3Com will be acquired by affiliates of Bain Capital, a private equity firm, in a transaction with a total equity value of $2.2 billion, or $5.30 per share, in cash. As part of the transaction, affiliates of Huawei Technologies will acquire a minority interest in the company and become a commercial and strategic partner of 3Com.

•	Upon the close of the transaction, 3Com will become a private company.

•	This announcement is the first step in a process that is expected to be completed by the first quarter of calendar year 2008, subject to the receipt of shareholder approval, customary regulatory approvals and closing conditions.

•	There will be more detail related to the transaction in the proxy statement to be filed with the Securities and Exchange Commission at a future date.
What does it mean to “go private”?
•	When a company “goes private” the company’s stock is no longer traded on the public market. Once we receive shareholder approval, approval from regulatory bodies and have satisfied all of the closing conditions, we will be owned by Bain Capital with Huawei as a minority interest partner.
What are the benefits of 3Com going private?
•	There are several benefits of this transaction for 3Com and 3Com’s customers and shareholders:
•	Shareholders see an immediate 44% premium relative to yesterday’s stock price.

•	We will have increased opportunity to expand our global networking leadership position.

•	We believe that having Huawei as a strategic partner commits one of our largest OEM partners to the long-term success of the business.

•	It enables us to increase our focus on our long-term strategic objectives rather than the intense quarterly focus required of a publicly traded company.

•	We are being acquired by Bain Capital, a global private investment firm that has a strong track record of helping its portfolio companies achieve their full potential.
What are the terms of the transaction?
•	In summary, an affiliate of Bain Capital, LLC will acquire all of the outstanding shares of 3Com for $5.30 per share in cash for a total equity value of $2.2 billion.

–	As part of the arrangement, Bain Capital has entered into a partnership with affiliates of Huawei Technologies which will acquire a minority investment in the company.
•	Specific terms will be available in the merger agreement that will be filed with the Securities and Exchange Commission.
When do you expect the transaction to close?
•	We expect the transaction will be completed by the first quarter of calendar year 2008, pending satisfaction of all closing conditions.
Will 3Com continue pursuing an IPO of TippingPoint?
•	Our current IPO timeline would fall after our expected acquisition by Bain Capital, and therefore it is likely that Bain Capital will make the ultimate decision.

•	We cannot comment on Bain Capital’s plans in that regard.

•	Prior to the close of the transaction, however, we have no plans to change our course of action on TippingPoint.
How did you arrive at the purchase price?
•	The price was as a result of negotiation between the parties.

•	The board also received a fairness opinion from Goldman Sachs & Co.
What other options were considered by management and the Board?
•	After a thorough review of Bain Capital’s proposal, the company’s valuation prospects in the public market and other strategic alternatives, 3Com’s Board of Directors determined this transaction to be in the best interests of all 3Com shareholders.

•	Further information regarding the Board’s process will be disclosed in the transaction proxy statement when it is filed with the SEC.
What will happen to 3Com’s senior management?
•	The management team will continue to run the day-to-day operations of the company through the close of the transaction.

•	Following the close of the transaction, any decisions regarding management, will be made by the new shareholders.

Will any 3Com facilities be shut down or sold?
•	Management has no current plans to do so. We believe that Bain Capital is investing to position the company for long-term growth and success, not simply to take costs out of the business.
Why a financial buyer instead of a strategic buyer?
•	After a thorough review of Bain Capital’s proposal in the context of the company’s valuation prospects in the public markets and other strategic alternatives, 3Com’s Board of Directors determined this transaction to be in the best interests of all 3Com shareholders.
What happens to employees options/RSUs?
•	Vesting of options, RSUs and RSAs will continue until on the usual schedule until the close of the transaction under existing terms and conditions. Employees at the date of closing will have all unvested equity accelerate.

•	RSUs and RSAs, less applicable shares withheld for taxes, will be purchased at the closing for $5.30 per share, in cash.

•	Options with an exercise price below $5.30 per share will be cashed out at the difference between the purchase price and the exercise price, less applicable withholdings for taxes.

•	We will be providing more specifics as the deal progresses of the exact steps that you will need to take in regard to your 3Com equity.
Will you continue the Employee Stock Purchase Program (ESPP)?
•	The ESPP is a benefit which can only be provided by public companies so this benefit will have to be terminated when the company is taken private in this transaction.

•	The current ESPP (commencing October 1st) will continue through to the closing date. Effective after September 26th, ESPP elections cannot be increased for this ESPP period. Immediately prior to the closing, ESPP will conclude the period, and shares will be deposited into employees’ accounts.

•	These shares will then be purchased in the same manner as all other outstanding equity.
If my employment ends with the Company before the deal closes will I still get the accelerated vesting?
•	In general, you need to be an employee of 3Com at the time of the closing to receive accelerated vesting.

Can I sell my vested options/RSUs before the deal closes?
•	As long as the trading window is open and you are not prevented from trading due to your possession of material non-public information, you can trade your vested equity.
What will replace the equity component of the compensation programs?
•	After the close of the transaction, we expect that the management team will examine our compensation programs.

•	We have a historical practice of maintaining a competitive compensation structure, and 3Com expects to continue that practice through available compensation vehicles, consistent with private equity owned companies, which encourage employee participation in the long-term success of 3Com.
Will employees maintain the same supervisors?
•	Until the acquisition closes we will continue to operate our business in a standard manner which sometimes includes changes in the company’s organizational structure.
How will this affect my salary, bonus and benefits?
•	Standard compensation programs will continue without interruption until the close of the transaction – which will likely occur after our upcoming merit and 3Bonus cycles.

•	401(k) and other benefits are not impacted by this transaction.

•	After the close of the transaction we anticipate that the management team will examine our compensation programs.

•	3Com has a historical practice of maintaining a competitive compensation structure, and the Company anticipates continuing that practice through available compensation vehicles, consistent with private equity owned companies, which encourage employee participation in the long-term success of 3Com.
Why are we doing this now?
•	The timing was based on the Board’s judgment regarding what was in the best interests of the shareholders.

•	After a thorough review of Bain Capital’s proposal in the context of other strategic alternatives, we believe that this transaction is in the best interest of our shareholders. We believe that as a private company, we can invest in our future without the pressures of delivering on short-term quarterly results.

Are jobs at risk?
•	We have been very open with Bain Capital about management’s plans to grow 3Com as a global company through a strategic plan designed to build our business in all regions.

•	We believe that Bain Capital is making this investment because they see growth potential in 3Com and wants us to be a global networking leader, which will require worldwide resources.
Will 3Com still be headquartered at its offices in Marlborough?
•	We have no current plans to change 3Com’s headquarters.

•	North America is one of the most significant markets in the world and Marlborough has a valued staff of knowledgeable and talented 3Com employees.
Will the company be changing its name?
•	We believe that 3Com is a well recognized brand in many global markets which makes the brand attractive to retain.
What should I do if a newspaper, trade magazine, industry analyst or television reporter contacts me?
•	All media calls are to be forwarded to John Vincenzo at (508) 323-1260. Except for those individuals who have been designated as spokespersons for the company, no one should have any contact with the media or any industry analysts (other than to simply refer any inbound contact to the appropriate person).
Are there certain things employees can and cannot do between today and when the deal closes?
•	In general, we will continue to operate the business as we usually do. You can help the success of 3Com by continuing business as usual, and delivering on our objectives such as profitability revenue growth. If you have questions on any specific activities, you should speak with your supervisor.

Additional Information About the Transaction and Where to Find It
In connection with the proposed merger, 3Com will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about 3Com and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by 3Com at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from 3Com by directing such request to 3Com Corporation 350 Campus Drive, Marlborough, MA 01752-3064 Attention: Investor Relations; Telephone: 508-323-1198. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
3Com and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of 3Com’s participants in the solicitation is set forth in 3Com’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.